EXHIBIT 99

[LOGO OF ENTRAVISION COMMUNICATIONS CORPORATION]

For Immediate Release

ENTRAVISION COMMUNICATIONS CORPORATION COMPLETES ACQUISITION OF THREE FM RADIO STATIONS IN THE GREATER LOS ANGELES MARKET FROM BIG CITY RADIO, INC.

Santa Monica, California, April 16, 2003—Entravision Communications Corporation (NYSE: EVC) announced today that it has completed its acquisition of three FM radio stations serving the greater Los Angeles market from Big City Radio, Inc. for $100 million in cash and 3.77 million shares of Entravision’s Class A Common Stock. The stations include KSSC-FM, KSSD-FM and KSSE-FM, serving the greater Los Angeles market. In addition, Entravision owns three FM stations in Los Angeles (KDLD-FM, KDLE-FM and KLYY-FM), the largest Spanish-language media market in the United States.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio, outdoor and publishing operations to reach approximately 80% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with stations in 20 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest centrally programmed Spanish-language radio networks, which serves 23 markets via 58 owned and/or operated radio stations. The company’s outdoor operations consist of approximately 11,400 advertising faces concentrated primarily in Los Angeles and New York, and the company’s publishing operations consist of El Diario/la Prensa in New York, the nation’s oldest major Spanish-language daily newspaper. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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For more information, please contact:
John DeLorenzo	Mike Smargiassi / Catherine Wang
Chief Financial Officer	Brainerd Communicators, Inc.
Entravision Communications Corporation	212-986-6667
310-447-3870